Exhibit 99.1

Emerald Expositions Reports Fiscal 2017 Financial Results

SAN JUAN CAPISTRANO, Calif. – February 22, 2018 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Revenues increased 3.6% to $31.5 million, compared to $30.4 million for fourth quarter 2016
•	Net income increased to $40.3 million, compared to a net loss of $24.2 million for fourth quarter 2016
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2017 fourth quarter net income included the benefit of a $52.1 million tax credit related to the re-measurement of the Company’s net deferred tax liability at the lower federal corporate tax rate effective January 1, 2018

•	Net cash provided by operating activities increased 159.4% to $41.5 million, compared to $16.0 million for fourth quarter 2016
•	Adjusted EBITDA, a non-GAAP measure, increased to $1.0 million, compared to a loss of $0.2 million for fourth quarter 2016
•	Adjusted Net Income, a non-GAAP measure, increased to $0.7 million, compared to a loss of $6.1 million for fourth quarter 2016
•	Free Cash Flow, a non-GAAP measure, increased 164.9% to $39.2 million, compared to $14.8 million for fourth quarter 2016

Full Year 2017 Highlights

•	Revenues increased 5.6% to $341.7 million, compared to $323.7 million for full year 2016
•	Net income increased by $59.6 million to $81.8 million, compared to $22.2 million for full year 2016
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As noted above, 2017 net income included the benefit of a $52.1 million tax credit related to the re-measurement of the Company’s net deferred tax liability at the lower federal corporate tax rate effective January 1, 2018

•	Net cash provided by operating activities increased 19.1% to $110.8 million, compared to $93.0 million for full year 2016
•	Adjusted EBITDA, a non-GAAP measure, increased 3.8% to $157.9 million, compared to $152.1 million for full year 2016
•	Adjusted Net Income, a non-GAAP measure, increased 26.1% to $80.3 million, compared to $63.7 million for full year 2016
•	Free Cash Flow, a non-GAAP measure, increased 20.3% to $107.8 million, compared to $89.6 million for full year 2016

Fourth Quarter and Full Year 2017 Financial Performance

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except percentages and per share data)	2017	2016	Change	% Change	2017	2016	Change	% Change
Revenues	$31.5	$30.4	$1.1	3.6%	$341.7	$323.7	$18.0	5.6%
Net income (loss)	$40.3	$(24.2)	$64.5	nmf	$81.8	$22.2	$59.6	268.5%
Net cash provided by operating activities	$41.5	$16.0	$25.5	159.4%	$110.8	$93.0	$17.8	19.1%
Diluted EPS	$0.53	$(0.39)	$0.92	nmf	$1.13	$0.35	$0.78	223.4%

Non-GAAP measures:
Adjusted EBITDA	$1.0	$(0.2)	$1.2	nmf	$157.9	$152.1	$5.8	3.8%
Adjusted Net Income (Loss)	$0.7	$(6.1)	$6.8	nmf	$80.3	$63.7	$16.6	26.0%
Adjusted Diluted EPS	$0.01	$(0.10)	$0.11	nmf	$1.11	$1.01	$0.11	10.6%
Free Cash Flow	$39.2	$14.8	$24.4	164.9%	$107.8	$89.6	$18.2	20.3%

“We delivered solid growth in revenues, Adjusted EBITDA and Free Cash Flow in the fourth quarter of 2017,” reported David Loechner, President and Chief Executive Officer of Emerald Expositions. “I was also pleased that, in late November, we were able to acquire the CPMG group of events, which is a company that we have long admired and which has demonstrated consistently strong organic growth over many years. CPMG brings a new and complementary set of event skills, technologies and capabilities to the Emerald portfolio.”

Mr. Loechner added, “We have made a good start to 2018 and are projecting mid to high single-digit revenue growth for the full year, reflecting low single digit organic growth and the financial benefits of the CPMG acquisition. This growth excludes the effect of any acquisitions we may consummate this year. We expect good growth in our Free Cash Flow from the approximately $108 million we generated in 2017, and we remain committed to using that cash flow predominantly to purchase events that will further strengthen our portfolio and generate incremental returns for our shareholders.”

Financial & Operational Results

For the fourth quarter of 2017, Emerald reported revenues of $31.5 million compared to revenues of $30.4 million for the fourth quarter of 2016, an increase of $1.1 million, or 3.6%. Organic revenue growth for the quarter of $2.4 million, or 8.2%, was partly driven by two successful show launches, and was offset by the show timing difference for ISS Fort Worth and a small discontinued event. Acquisitions contributed $0.2 million of revenue in the fourth quarter.

Cost of Revenues of $9.6 million for the fourth quarter of 2017 increased by 2.1%, or $0.2 million, from $9.4 million for the fourth quarter of 2016. This increase reflected $1.0 million of incremental costs associated with organic revenue growth, including show launches, partially offset by $0.4 million in cost savings on the discontinued event, a $0.3 million decrease in costs related to acquisitions and $0.1 million of lower costs in the quarter due to the show timing difference for ISS Fort Worth.

Selling, General & Administrative Expense (SG&A) of $26.0 million for the fourth quarter of 2017 increased by 5.3%, or $1.3 million, from $24.7 million for the fourth quarter of 2016. The 2017 fourth quarter expense included one-time acquisition transaction costs, IPO and other related activities costs and transition costs which, together, were $1.2 million higher than in the fourth quarter of 2016.

Net Income of $40.3 million for the fourth quarter of 2017 increased by $64.5 million, from a net loss of $24.2 million for the fourth quarter of 2016. The substantial increase included the benefit of a $52.1 million deferred tax credit related to the re-measurement of the Company’s deferred tax liabilities at the new 21% federal corporate tax rate, effective January 1, 2018. In addition, there was an $5.8 million decrease in interest expense for the fourth quarter of 2017 compared to the prior year period, which was the result of the lower outstanding debt balances and interest rates as a result of the refinancing and debt repricing transactions that have occurred since 2016.  The fourth quarter of 2016 included a $12.8 million loss on extinguishment of debt.

For the fourth quarter of 2017, Adjusted EBITDA was $1.0 million compared to a loss of $0.2 million for the fourth quarter of 2016, an improvement of $1.2 million. The improvement reflected $1.4 million of organic growth, including the benefit of launches, and $0.2 million of benefit from the discontinued event, offset by $0.4 million in excess costs over revenues for acquisitions.

For a discussion of our presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to Net Income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities increased by $25.5 million to $41.5 million in the fourth quarter of 2017 compared to $16.0 million in the fourth quarter of 2016, reflecting lower financing and refinancing-related cash flows together with a higher cash inflow from changes in working capital.

Capital expenditures were $2.3 million for the fourth quarter of 2017, compared to $1.2 million for the fourth quarter of 2016.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $39.2 million for the fourth quarter of 2017, compared to $14.8 million in the fourth quarter of 2016.

For a discussion of our presentation of Free Cash Flow, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of December 31, 2017, Emerald’s cash and cash equivalents were $10.9 million and gross debt was $562.2 million. Acquisition Adjusted EBITDA, which is the liquidity measure used to test certain covenants in our senior secured credit facilities, was $161.9 million for the year ended December 31, 2017. Net debt (gross debt less cash and cash equivalents) was $551.3 million and Emerald’s net debt leverage ratio at the end of the fiscal year was 3.4 times Acquisition Adjusted EBITDA for the year ended December 31, 2017. The Company has chosen not to include an adjustment for the pro forma Adjusted EBITDA of the SIA Snow Show, acquired in May 2017, in Acquisition Adjusted EBITDA for the year ended December 31, 2017.

For a discussion of our presentation of Acquisition Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information”.  For a reconciliation of Acquisition Adjusted EBITDA to net income see Appendix I attached hereto.

Dividends

On January 26, 2018, the Board of Directors of the Company approved the payment of a cash dividend of $0.07 per share for the quarter ending March 31, 2018 to holders of the Company’s common stock. The dividend is expected to be paid on or about February 23, 2018 to stockholders of record on February 9, 2018.

Management intends to propose, and expects the Board of Directors will approve, a 3.6% increase in the quarterly cash dividend rate, to $0.0725 per share effective for the second quarter 2018 dividend. The incremental quarterly cash cost of the proposed increase would be $0.2 million.

Outlook (forward-looking statements) and Key Assumptions

For the year ending December 31, 2018, Emerald management expects:

•	Total revenue growth of 7.4% to 9.7%, or revenue in a range of approximately $367 million to $375 million
•	Organic revenue growth of 1.5% to 3.5%
•	Adjusted EBITDA in the range of $158 million to $162 million, or growth of 0.1% to 2.6%
•	Adjusted Net Income in the range of $90 million to $100 million, or growth of 12.1% to 24.5%
•	Adjusted EPS in the range of $1.20 to $1.30, or growth of 8.1% to 17.1%
•	Free Cash Flow in the range of $110 million to $120 million

The above outlook does not incorporate any further acquisitions we may pursue. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2017 results at 11:00 am ET on Thursday, February 22, 2018.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13675216. The replay will be available until 11:59 pm (Eastern Time) on March 1, 2018.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 6.9 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments.  Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of (acquired) intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We present Acquisition Adjusted EBITDA because our senior secured credit facilities contain incurrence-based covenants which restrict, subject to various exceptions, our ability to take certain actions (such as incurring additional secured and unsecured indebtedness, making certain investments and paying certain dividends) unless we meet certain ratios. These ratios are calculated on the basis of our Acquisition Adjusted EBITDA, calculated on a trailing four-quarter basis. Acquisition Adjusted EBITDA is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP.

Acquisition Adjusted EBITDA is defined as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (prior to our IPO),(x) other items that management believes are not part of our core operations and (xi) the results of shows associated with acquisitions made during the period presented and for timing differences with respect to annual trade shows. Acquisition Adjusted EBITDA is not defined under GAAP, and is subject to important limitations, including that it excludes certain normal recurring expenses and one-time cash adjustments that we consider to not be indicative of our ongoing operating performance.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016		Year Ended December 31, 2017	Year Ended December 31, 2016
Revenues	$31.5		$30.4	$341.7		$323.7
Other income	-		-	6.5		-
Cost of revenues	9.6		9.4	95.0		84.4
Selling, general and administrative expense	26.0		24.7	121.9		98.9
Depreciation and amortization expense	10.9		10.2	43.2		40.0
Operating (loss) income	(15.0)		(13.9)	88.1		100.4
Interest expense	7.4		13.2	38.3		51.4
Loss on extinguishment of debt	-		12.8	3.0		12.8
(Loss) income before income taxes	(22.4)		(39.9)	46.8		36.2
(Benefit from) provision for income taxes	(62.7)		(15.7)	(35.0)		14.0
Net income (loss) and comprehensive income (loss)	$40.3		$(24.2)	$81.8		$22.2
Basic earnings (loss) per share	$0.56		$(0.39)	$1.19		$0.36
Diluted earnings (loss) per share	$0.53		$(0.39)	$1.13		$0.35
Basic weighted average common shares outstanding	72,331		61,860	68,912		61,859
Diluted weighted average common shares outstanding	75,800		61,860	72,116		63,294

Dividend declared per common share	$0.07	$		$0.21	$

Emerald Expositions Events, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, share data in thousands, except par value)

	December 31, 2017	December 31, 2016

Assets
Current assets
Cash and cash equivalents	$10.9	$14.9
Trade and other receivables, net of allowance for doubtful accounts of $828 and $693 as of December 31, 2017 and 2016, respectively	62.7	57.6
Prepaid expenses	19.9	23.0
Total current assets	93.5	95.5
Noncurrent assets
Property and equipment, net	3.8	3.8
Goodwill	993.7	930.3
Other intangible assets, net	545.0	541.2
Other noncurrent assets	1.9	1.7
Total assets	$1,637.9	$1,572.5
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$25.0	$28.2
Deferred revenues	192.5	171.6
Term loan, current portion	5.7	8.8
Total current liabilities	223.2	208.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	548.5	693.3
Deferred tax liabilities, net	100.2	140.1
Other noncurrent liabilities	4.7	2.8
Total liabilities	876.6	1,044.8
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value; 80,000 authorized at December 31, 2017; no shares issued and outstanding at December 31, 2017 and 2016	-	-
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,604 and 61,860 at December 31, 2017 and 2016, respectively	0.7	0.6
Additional paid-in capital	677.1	510.3
Retained earnings	83.5	16.8
Total shareholders’ equity	761.3	527.7
Total liabilities and shareholders’ equity	$1,637.9	$1,572.5

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, share data in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$40.3	$(24.0)	$81.8	$22.2
Add (Deduct):
Interest expense	6.7	13.2	33.8	51.4
Refinancing and repricing fees	0.7	-	4.5	-
Loss on extinguishment of debt	-	12.8	3.0	12.8
(Benefit from) provision for income taxes	(62.7)	(15.7)	(35.0)	14.0
Depreciation and amortization	10.9	10.2	43.2	40.0
Stock-based compensation	0.5	0.6	2.4	2.9
Deferred revenue adjustment	-	0.3	0.5	0.3
Management fee	-	0.2	0.2	0.8
Contract termination costs (1)	-	-	10.0	-
Other items (2)	4.6	3.3	13.5	7.7
Scheduling adjustment	-	(1.1)	-	-
Adjusted EBITDA	$1.0	$(0.2)	$157.9	$152.1

(1)	Represents contract termination costs incurred in connection with the relocation of the Outdoor Retailer show from Salt Lake City to Denver.
(2)

Other items for the three months ended December 31, 2017 included: (i) $2.0 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $1.1 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $1.5 million in transition costs. Other items for the three months ended December 31, 2016 included: (i) $1.0 million in transaction costs incurred in connection with certain acquisition transactions that were completed or pending as well as acquisitions that were pursued but not completed in the period (ii) $1.3 million in legal and consulting fees related to the IPO, and (iii) $1.0 million in transition costs, primarily related to information technology and facility rental charges for terminated leases. Other items for the year ended December 31, 2017 included: (i) $5.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (ii) $4.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $3.2 million in transition costs. Other items for the year ended December 31, 2016 included (i) $4.0 million in transaction costs incurred in connection with certain acquisition transactions that were completed or pending and those that were pursued but not completed during 2016, (ii) $1.3 million in legal and consulting fees related to the IPO, and (iii) $2.4 million in transition costs, primarily related to information technology and facility rental charges for terminated leases.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income (loss)	$40.3	$(24.0)	$81.8	$22.2
Add (Deduct):
Refinancing charges	0.7	-	4.5	-
Loss on extinguishment of debt	-	12.8	3.0	12.8
Stock-based compensation	0.5	0.6	2.4	2.9
Deferred revenue adjustment	-	0.3	0.5	0.3
Management fee	-	0.2	0.2	0.8
Contract termination costs (1)	-	-	10.0	-
Other items (2)	4.6	3.4	13.5	7.7
Amortization of deferred financing fees and discount	0.4	1.5	4.6	5.3
Amortization of (acquired) intangible assets	10.5	9.8	41.3	38.3
Deferred tax adjustment	(52.1)	-	(52.1)	-
Tax adjustments related to non-GAAP adjustments (3)	(4.2)	(10.7)	(29.4)	(26.6)
Adjusted Net Income (Loss)	$0.7	$(6.1)	$80.3	$63.7
Basic earnings (loss) per share	$0.01	$(0.10)	$1.16	$1.03
Diluted earnings (loss) per share	$0.01	$(0.10)	$1.11	$1.01
Basic weighted average common shares outstanding	72,331	61,860	68,912	61,859
Diluted weighted average common shares outstanding	75,800	61,860	72,116	63,294

(1)	Represents contract termination costs described in Note 1 above.
(2)	Represents other items described in Note 2 above.
(3)

Reflects application of U.S. federal and state enterprise tax rate of 25.3% and 36.5% for the three and twelve months ended December 31, 2017, respectively, and a rate of 39.3% and 39.1% for the three and twelve months ended December 31, 2016, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net Cash Provided by Operating Activities	$41.5	$16.0	$110.8	$93.0
Less:
Capital expenditures	2.3	1.2	3.0	3.4
Free Cash Flow	$39.2	$14.8	$107.8	$89.6